Morgan Stanley Finance LLC

Structured Investments

Free Writing Prospectus to Preliminary Pricing Supplement No. 8,212

Filed pursuant to Rule 433

Registration Statement Nos. 333-275587; 333-275587-01

April 29, 2025

Market Linked Notes—Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Market measure	S&P 500® Index (the “underlying index”)
Pricing date*	May 16, 2025
Original issue date*	May 21, 2025*
Principal amount	$1,000 per note
Automatic call:

If, on the call date, the closing level of the underlying index is greater than or equal to the starting level, the notes will be automatically called for the call payment on the call settlement date.

The notes will not be automatically called on the call settlement date if the closing level of the underlying index is less than the starting level on the call date. If the notes are automatically called, the positive return on the notes will be limited to the call premium, even if the closing level of the underlying index on the call date significantly exceeds the starting level. If the notes are automatically called, you will not participate in any appreciation of the underlying index.

Call payment:

The call payment will be an amount in cash per face amount of at least $1,115.00, which corresponds to a call premium of at least 11.50% of the face amount. The actual call payment and call premium will be determined on the pricing date.

No further payments will be made on the notes once they have been called.

Call date:	May 21, 2027
Call settlement date:	Three business days after the call date.*
Maturity payment amount (per note)

If the notes are not automatically called prior to maturity, you will be entitled to receive on the maturity date a cash payment per note as follows:

If the ending level is greater than the starting level:

●$1,000 + ($1,000 ×index return ×participation rate)

If the ending level is less than or equal to the starting level:

●$1,000

Maturity date*	May 21, 2030
Index return	The “index return” is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level
Starting level	The closing level of the underlying index on the pricing date
Ending level	The closing level of the underlying index on the calculation day
Participation rate	100%
Calculation day*	May 16, 2030
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000

Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $33.25 for each note it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $22.50 per note, and WFA may receive a distribution expense fee of $0.75 for each note sold by WFA.

CUSIP	61778KHA8
Tax considerations	See preliminary terms

Hypothetical payout profile

Call date
Hypothetical Maturity Payment Amount
Underlying Index
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Call Date (Call Premium: 11.50%)
Note Return
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
70%
Hypothetical Percentage Change in the Closing Level of the Underlying Index on the Call Date or the Calculation Day

If the ending level of the underlying index is less than or equal to the starting level, you will not receive any positive return on the notes at maturity.

The principal amount of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000 per note. We estimate that the value of each note on the pricing date will be approximately $958.20, or within $55.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Notes” in the accompanying preliminary terms for further information.

This document provides a summary of the terms of the notes. Investors should carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the notes.

Preliminary Terms:

https://www.sec.gov/Archives/edgar/data/895421/000183988225025056/ms8212_424b2-13097.htm

*subject to change

**In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.

The notes have complex features and investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary terms and product supplement. All payments on the notes are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms, product supplement, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Notes

●You may not receive any positive return on the notes.

●If the notes are automatically called prior to maturity, the appreciation potential of the notes is limited by the fixed call payment specified for the call date.

●The market price will be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the notes is not linked to the value of the underlying index at any time other than the call date and the calculation day.

●Investing in the notes is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the principal amount reduce the economic terms of the notes, cause the estimated value of the notes to be less than the principal amount and will adversely affect secondary market prices.

●The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

Risks Relating to the Underlying Index

●Adjustments to the underlying index could adversely affect the value of the notes.

●Historical levels of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the notes.

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

2